Exhibit 99.1

News Release
For Release April 17, 2024
9:00 A.M.

Contact:	D. Shawn Jordan, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Chief Marketing Officer
(803) 951- 2265

First Community Corporation Announces First Quarter Results and Cash Dividend

Lexington, SC – April 17, 2024

Highlights for First Quarter 2024

•	Net income of $2.597 million.
•	Diluted EPS of $0.34 per common share.
•	Total deposits were $1.578 billion and customer deposits (excludes brokered CDs) were $1.518 billion at March 31, 2024. Customer deposit growth was $54.7 million during the quarter, a 15.0% annualized growth rate.
•	Total loan growth of $23.3 million during the quarter, an 8.3% annualized growth rate.
•	Key credit quality metrics continue to be excellent with net charge-offs, including overdrafts, during the first quarter of 2024 of $22 thousand; net loan recoveries, excluding overdrafts, during the quarter of $1,000; non-performing assets of 0.04%; and past due loans of 0.04% at March 31, 2024.
•	Investment advisory revenue of $1.358 million. Assets under management (AUM) were a record $832.9 million at March 31, 2024, which is a 10.3% increase as compared to the December 31, 2023 AUM amount of $755.4 million.
•	Mortgage line of business fee revenue of $425 thousand, which includes $418 thousand in gain-on-sale revenue.
•	Cash dividend of $0.14 per common share, the 89th consecutive quarter of cash dividends paid to common shareholders.

Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, announced earnings and discussed the results of operations and the company’s activities during the first quarter of 2024.

First Community reported net income for the first quarter of 2024 of $2.597 million with diluted earnings per common share of $0.34. This compares to net income and diluted earnings per common share of $3.463 million and $0.45, respectively, year-over-year and $3.297 million and $0.43, respectively, on a linked quarter basis.

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the first quarter of 2024 of $0.14 per common share. This dividend is payable on May 14, 2024 to shareholders of record of the company’s common stock as of April 30, 2024. First Community President and CEO, Mike Crapps commented, “The entire board is pleased that our performance enables the company to continue its cash dividend for the 89th consecutive quarter.”

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At March 31, 2024, the bank’s regulatory capital ratios, Leverage, Tier I Risk Based and Total Risk Based, were 8.35%, 12.65%, and 13.71%, respectively. This compares to the same ratios as of March 31, 2023 of 8.68%, 13.55%, and 14.63%, respectively. As of March 31, 2024, the bank’s Common Equity Tier One ratio was 12.65% compared to 13.55% at March 31, 2023. The bank’s Tangible Common Equity to Tangible Assets ratio (TCE ratio) was 6.32% at March 31, 2024 compared to 6.39% at December 31, 2023 and 6.29% as of March 31, 2023.

Tangible Book Value (TBV) per share increased during the quarter to $15.51 per share at March 31, 2024, from $15.23 per share as of December 31, 2023.

Loan Portfolio Quality/Allowance for Loan Losses

The company’s asset quality remains excellent. The non-performing assets (NPAs) were 0.04% of total assets at March 31, 2024, with $835 thousand in NPAs, which compares to 0.05% and $864 thousand at December 31, 2023. The past due ratio for all loans was 0.04% at March 31, 2024, compared to 0.06% at December 31, 2023. During the first quarter of 2024, the bank had net charge-offs, including overdrafts, of $22 thousand and net loan recoveries, excluding overdrafts, of $1,000. The ratio of classified loans plus OREO is 1.21% of total bank regulatory risk-based capital at March 31, 2024.

As a community bank focused on local businesses, professionals, organizations, and individuals, the bank has no individual or industry concentrations. In order to provide additional clarity to our commercial real estate exposure, the information below includes only non-owner occupied loans. As of March 31, 2024:

Collateral	Outstanding	% of Loan Portfolio	Average Loan Size	Weighted Avg LTV of Top 10 Loans
Retail	$92,502,264	8.0%	$953,632	56%
Warehouse & Industrial	$78,820,246	6.8%	$821,044	59%
Office	$65,329,352	5.6%	$673,498	62%
Hotel	$65,677,393	5.7%	$3,648,744	61%

In the office exposure noted above, there are only four loans where the collateral is an office building in excess of 50,000 square feet of rentable space. These four loans represent $10.4 million in loan outstandings and have a weighted average loan-to-value of 33%.

Balance Sheet

Total deposits were $1.578 billion at March 31, 2024 compared to $1.511 billion at December 31, 2023, an increase of $67.1 million, a 17.9% annualized growth rate. The bank began issuing brokered certificates of deposit during the third quarter of 2023 to supplement its funding mix. As of March 31, 2024, the company had $60.5 million in brokered certificates of deposit ranging in initial terms from one year to three years, with the three year terms callable after six months. The bank has provided notice that it will call a $17.7 million brokered certificate of deposit with an all-in cost of 5.70% on April 25, 2024. Total deposits, excluding brokered deposits, were $1.518 billion at March 31, 2024 compared to $1.463 billion at December 31, 2023, with an annual growth rate, excluding brokered deposits, of 15.0%. Pure deposits, which are defined as total deposits less certificates of deposits, increased $13.1 million during the first quarter of 2024, to $1.298 billion at March 31, 2024, a 4.1% annualized growth rate. Non-interest bearing accounts increased during the quarter to $443.3 million, a 10.2% annualized increase, and were 28.1% of total deposits. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $81.8 million at March 31, 2024, an increase of $19.0 million due to a typical seasonal increase in one relationship.

Costs of deposits increased on a linked quarter basis to 1.90% in the first quarter of 2024 from 1.69% in the fourth quarter of 2023. Cost of funds also increased on a linked quarter basis to 2.16% in the first quarter of 2024 from 1.97% in the fourth quarter of 2023. The cumulative cycle deposit beta for cost of deposits is 35.62% and for cost of funds is 39.24%. Mr. Crapps commented, “A strength of our bank has been and continues to be the value of our deposit franchise. In the first quarter of 2024, we saw increases in total deposits, total customer deposits, non-interest bearing deposits, pure deposits, and cash management and sweep accounts. We continued to experience pressure on interest rates for interest bearing deposits as a result of the current rate environment, and thus we saw increases in our cost of deposits and cost of funds.”

As of March 31, 2024, the bank had uninsured deposits of $470.0 million, or 29.8%, of total bank deposits. Of those uninsured deposits, $94.4 million, or 6.0%, of total bank deposits were deposits of states or political subdivisions in the U.S. which are secured or collateralized. Total uninsured deposits, excluding these deposits that are secured or collateralized, were $375.6 million, or 23.8%, of total deposits at March 31, 2024. The average balance of all customer deposit accounts as of March 31, 2024 was $28,025. The average balance for consumer accounts was $15,073 and for non-consumer accounts was $61,512.

The bank has other short-term investments, primarily interest bearing cash at the Federal Reserve Bank, of $122.8 million at March 31, 2024 compared to $66.8 million at December 31, 2023. Further, the bank has additional sources of liquidity in the form of federal funds purchased lines of credit in the total amount of $75.0 million with three financial institutions and $10.0 million through the Federal Reserve Discount Window. There were no borrowings against the above lines of credit as of March 31, 2024.

The bank also has substantial borrowing capacity at the Federal Home Loan Bank (FHLB) of Atlanta with an approved line of credit of up to 25% of assets. FHLB advances declined $30.0 million to $60.0 million at March 31, 2024 from $90.0 million at December 31, 2023. Therefore, the bank has remaining credit availability under this facility in excess of $396.9 million, subject to collateral requirements.

Combined, at March 31, 2024, the company had total remaining credit availability, subject to collateral requirements, in excess of $481.9 million as compared to uninsured deposits of $375.6 million, excluding deposits that are secured or collateralized, as noted above.

The investment portfolio was $495.1 million at March 31, 2024 as compared to $506.2 million at December 31, 2023. The yield increased to 3.66% during the first quarter of 2024 as compared to 3.59% in the fourth quarter of 2023. The effective duration of the total investment portfolio is 3.9 at March 31, 2024. Accumulated Other Comprehensive Loss (AOCL) improved to $27.4 million at March 31, 2024 from $28.2 million at December 31, 2023, primarily due to a reduction in unrealized losses on floating rate securities as a result of a decrease in short term interest rates and the amortization of the unrealized net holding loss on held-to-maturity investments.

Total loans increased by $23.3 million in the first quarter of 2024, to $1.157 billion at March 31, 2024 compared to $1.134 billion at December 31, 2023, which is an 8.3% annualized growth rate. This increase is the result of growth in the residential mortgage portfolio of $12.6 million and the commercial loan portfolio of $13.8 million, slightly offset by a decrease in the consumer portfolio. Ted Nissen, First Community Bank President and Chief Banking Officer, noted, “We are pleased with our loan activity during the first quarter. While the pipeline for new loan production is not as strong as in recent months, it does remain stable and we have unfunded commercial construction loans available for draws of $58.9 million at March 31, 2024.”

Net Interest Income/Net Interest Margin

Net interest income was $12.1 million in the first quarter of 2024 compared to $12.3 million in the fourth quarter of 2023 and $12.4 million in the first quarter of 2023. The net interest margin, on a taxable equivalent basis, was 2.79% for the first quarter of 2024 compared to 2.89 % in the fourth quarter of 2023 and 3.19% in the first quarter of 2023. Net interest margin was relatively stable during the past four months which saw net interest margin, on a non taxable equivalent basis, of 2.81% in December of 2023 and 2.79%, 2.77%, and 2.79% in January, February, and March of 2024, respectively.

As previously disclosed, effective May 5, 2023, the company entered into a pay-fixed/receive-floating interest rate swap (the “Pay-Fixed Swap Agreement”) for a notional amount of $150.0 million that was designated as a fair value hedge to hedge the risk of changes in the fair value of the fixed rate loans included in the closed loan portfolio. This fair value hedge converts the hedged loans from a fixed rate to a synthetic floating SOFR rate. The Pay-Fixed Swap Agreement will mature on May 5, 2026 and the company will pay a fixed coupon rate of 3.58% while receiving the overnight SOFR rate. This interest rate swap positively impacted interest on loans by $649 thousand during the first quarter of 2024. Loan yields and net interest margin both benefitted with an increase of 23 basis points and 15 basis points, respectively during the first quarter.

Non-Interest Income

Non-interest income for the first quarter of 2024 was $3.184 million, compared to $2.931 million in the fourth quarter of 2023 and $2.575 million in the first quarter of 2023. Total production in the mortgage line of business in the first quarter of 2024 was $36.64 million which was comprised of $13.07 million in secondary market loans, $9.66 million in adjustable rate mortgages (ARMs), and $13.91 million in construction loans. Fee revenue from the mortgage line of business was $425 thousand for the first quarter of 2024 which includes $418 thousand associated with the secondary market loans with a gain-on-sale margin of 3.20%. This compares to production year-over-year of $23.09 million which was comprised of $5.21 million in secondary market loans, $5.38 million in ARMs, and $12.5 million in construction loans during the first quarter of 2023. Fee revenue associated with the secondary market loans in the first quarter of 2023 was $155 thousand with a gain-on-sale margin of 2.97%. Mr. Crapps noted, “The bank continues to have success with its adjustable rate mortgage and construction loan products, with continued activity in secondary market loans. While we are still experiencing the headwinds of a higher interest rate environment and low housing inventory, we are encouraged by recent trends.”

Revenue from the financial planning and investment advisory line of business was $1.358 million for the first quarter of 2024 compared to $1.176 million in the fourth quarter of 2023 and $1.067 million in the first quarter of 2023. Assets Under Management (AUM) reached a company record of $832.9 million at March 31, 2024, compared to $755.4 million at December 31, 2023 and $621.1 million at March 31, 2023.

Non-Interest Expense

Non-interest expense increased $1.125 million on a linked quarter basis to $11.805 million in the first quarter of 2024 from $10.680 million in the fourth quarter of 2023. Salaries and Benefits expense was up $689 thousand on a linked quarter basis primarily due to $389 thousand in higher incentive accruals at target payout levels compared to the fourth quarter of 2023 which had reduced accruals to match lower anticipated payout levels, $165 thousand in higher payroll taxes which is typical earlier in the year, higher salaries related to promotions and annual merit increases as well as higher commissions in the financial planning line of business related to increased production on a linked quarter, and increased medical insurance expense for the new plan year. Marketing and public relations expense was up $395 thousand on a linked quarter basis due to higher media placements in the first quarter of 2024 compared to the fourth quarter of 2023. Marketing expenses, while planned and budgeted on an annual basis, can vary significantly between quarters depending on the needs of the company. Other Expense was up $127 thousand due to higher attorney fees in the first quarter of 2024, an increase in fraud and debit card losses on a linked quarter, and core banking and software expense related to new services.

Other

During the first quarter of 2024, the company announced plans to close its banking office located at 771 Broad Street in downtown Augusta, Georgia. The effective date of this closing is June 27, 2024. The company has three other banking offices in the Central Savannah River Area (CSRA) including locations in Augusta and Evans, Georgia and Aiken South Carolina. First Community Bank President and Chief Banking Officer, Ted Nissen, commented, “After careful analysis, we made the decision to close this location. We are excited to continue serving the businesses and professionals in the CSRA from our other local banking offices and through our mobile and online services.” Cost savings are estimated to be $327 thousand annually going forward.

About First Community Corporation

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans”, “positions”, “future”, “forward”, or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (6) changes in interest rates, which have and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (8) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (9) any increases in FDIC assessment which has increased, and may continue to increase, our cost of doing business; (10) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation; and (11) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023

Total Assets	$1,886,991	$1,827,688	$1,793,722	$1,740,982	$1,735,398
Other Short-term Investments and CD's1	122,778	66,787	69,703	28,710	60,597
Investment Securities
Investments Held-to-Maturity	215,260	217,200	219,903	221,429	223,137
Investments Available-for-Sale	274,349	282,226	280,549	328,239	336,457
Other Investments at Cost	5,504	6,800	6,305	6,208	5,768
Total Investment Securities	495,113	506,226	506,757	555,876	565,362
Loans Held-for-Sale	1,719	4,433	5,509	4,195	1,312
Loans	1,157,305	1,134,019	1,091,645	1,032,165	992,720
Allowance for Credit Losses - Investments	29	30	32	37	42
Allowance for Credit Losses - Loans	12,459	12,267	11,818	11,554	11,420
Allowance for Credit Losses - Unfunded Commitments	512	597	643	429	382
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	564	604	643	682	722
Total Deposits	1,578,067	1,511,001	1,492,026	1,420,753	1,420,157
Securities Sold Under Agreements to Repurchase	81,833	62,863	67,173	72,103	76,975
Federal Funds Purchased	—	—	—	—	—
Federal Home Loan Bank Advances	60,000	90,000	80,000	95,000	85,000
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Accumulated Other Comprehensive Loss (AOCL)	(27,442)	(28,191)	(33,057)	(31,488)	(29,473)
Shareholders' Equity	133,493	131,059	123,601	124,148	123,581

Book Value Per Common Share	$17.50	$17.23	$16.26	$16.35	$16.29
Tangible Book Value Per Common Share	$15.51	$15.23	$14.25	$14.33	$14.26
Equity to Assets	7.07%	7.17%	6.89%	7.13%	7.12%
Tangible Common Equity to Tangible Assets (TCE Ratio)	6.32%	6.39%	6.09%	6.31%	6.29%
Loan to Deposit Ratio (Includes Loans Held-for-Sale)	73.45%	75.34%	73.53%	72.94%	69.99%
Loan to Deposit Ratio (Excludes Loans Held-for-Sale)	73.34%	75.05%	73.17%	72.65%	69.90%
Allowance for Credit Losses - Loans/Loans	1.08%	1.08%	1.08%	1.12%	1.15%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.35%	8.45%	8.63%	8.63%	8.68%
Tier 1 Capital Ratio	12.65%	12.53%	12.47%	13.29%	13.55%
Total Capital Ratio	13.71%	13.58%	13.50%	14.35%	14.63%
Common Equity Tier 1 Capital Ratio	12.65%	12.53%	12.47%	13.29%	13.55%
Tier 1 Regulatory Capital	$155,590	$153,859	$151,360	$150,414	$147,878
Total Regulatory Capital	$168,590	$166,752	$163,853	$162,434	$159,722
Common Equity Tier 1 Capital	$155,590	$153,859	$151,360	$150,414	$147,878

1 Includes federal funds sold and interest-bearing deposits

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

Average Balances:	Three months ended
	March 31,	December 31,	March 31,
	2024	2023	2023

Average Total Assets	$1,857,716	$1,809,653	$1,695,654
Average Loans (Includes Loans Held-for-Sale)	1,149,263	1,121,383	986,500
Average Investment Securities	499,368	504,231	565,116
Average Short-term Investments and CDs[1]	97,352	69,199	30,136
Average Earning Assets	1,745,983	1,694,813	1,581,752
Average Deposits	1,521,399	1,498,773	1,381,708
Average Other Borrowings	185,758	168,994	179,528
Average Shareholders' Equity	131,980	124,866	120,056

Asset Quality:	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2023	2023	2023	2023
Loan Risk Rating by Category (End of Period)
Special Mention	$833	$331	$550	$565	$646
Substandard	1,418	1,449	1,241	1,312	5,306
Doubtful	—	—	—	—	—
Pass	1,155,054	1,132,239	1,089,854	1,030,288	986,768
Total Loans	$1,157,305	$1,134,019	$1,091,645	$1,032,165	$992,720
Nonperforming Assets
Non-accrual Loans	$56	$27	$61	$83	$4,125
Other Real Estate Owned and Repossessed Assets	622	622	666	927	934
Accruing Loans Past Due 90 Days or More	157	215	3	1	—
Total Nonperforming Assets	$835	$864	$730	$1,011	$5,059

	Three months ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Loans Charged-off	$25	$—	$2
Overdrafts Charged-off	25	17	7
Loan Recoveries	(26)	(15)	(17)
Overdraft Recoveries	(2)	(3)	(3)
Net Charge-offs (Recoveries)	$22	$(1)	$(11)
Net Charge-offs / (Recoveries) to Average Loans[2]	0.01%	(0.00%)	(0.00%)

2 Annualized

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2024	2023	2023

Interest income	$21,256	$20,576	$15,890
Interest expense	9,179	8,281	3,533
Net interest income	12,077	12,295	12,357
Provision for (release of) credit losses	129	399	70
Net interest income after provision for (release of) credit losses	11,948	11,896	12,287
Non-interest income
Deposit service charges	259	271	232
Mortgage banking income	425	372	155
Investment advisory fees and non-deposit commissions	1,358	1,176	1,067
Gain (loss) on sale of securities	—	—	—
Gain (loss) on sale of other assets	—	—	—
Other non-recurring income	—	—	—
Other	1,142	1,112	1,121
Total non-interest income	3,184	2,931	2,575
Non-interest expense
Salaries and employee benefits	7,101	6,412	6,331
Occupancy	790	738	830
Equipment	330	437	336
Marketing and public relations	566	171	346
FDIC assessment	278	290	182
Other real estate expenses	12	30	(133)
Amortization of intangibles	39	40	39
Other	2,689	2,562	2,505
Total non-interest expense	11,805	10,680	10,436
Income before taxes	3,327	4,147	4,426
Income tax expense	730	850	963
Net income	$2,597	$3,297	$3,463

Per share data
Net income, basic	$0.34	$0.43	$0.46
Net income, diluted	$0.34	$0.43	$0.45

Average number of shares outstanding - basic	7,600,450	7,579,513	7,555,080
Average number of shares outstanding - diluted	7,679,771	7,658,610	7,644,440
Shares outstanding period end	7,629,005	7,606,172	7,587,763

Return on average assets	0.56%	0.72%	0.83%
Return on average common equity	7.91%	10.48%	11.70%
Return on average tangible common equity	8.95%	11.93%	13.42%
Net interest margin (non taxable equivalent)	2.78%	2.88%	3.17%
Net interest margin (taxable equivalent)	2.79%	2.89%	3.19%
Efficiency ratio[1]	77.15%	69.92%	69.43%

[1]	Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding gain (loss) on sale of securities, gain (loss) on sale of other assets and other non-recurring noninterest income.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Three months ended March 31, 2024			Three months ended March 31, 2023
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,149,263	$15,550	5.44%	$986,500	$11,159	4.59%
Non-taxable securities	49,256	357	2.92%	51,563	375	2.95%
Taxable securities	450,112	4,189	3.74%	513,553	4,061	3.21%
Int bearing deposits in other banks	97,290	1,159	4.79%	30,010	294	3.97%
Fed funds sold	62	1	6.49%	126	1	3.22%
Total earning assets	1,745,983	21,256	4.90%	1,581,752	15,890	4.07%
Cash and due from banks	24,383			26,012
Premises and equipment	30,472			31,375
Goodwill and other intangibles	15,221			15,378
Other assets	54,044			52,551
Allowance for credit losses - investments	(30)			(43)
Allowance for credit losses - loans	(12,357)			(11,371)
Total assets	$1,857,716			$1,695,654

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$290,765	$678	0.94%	$320,487	$223	0.28%
Money market accounts	407,177	3,385	3.34%	311,383	1,328	1.73%
Savings deposits	116,379	114	0.39%	152,989	60	0.16%
Time deposits	283,933	3,026	4.29%	138,229	382	1.12%
Fed funds purchased	2	—	0.00%	2,655	30	4.58%
Securities sold under agreements to repurchase	87,056	609	2.81%	86,476	356	1.67%
FHLB Advances	83,736	1,059	5.09%	75,433	883	4.75%
Other long-term debt	14,964	308	8.28%	14,964	271	7.34%
Total interest-bearing liabilities	1,284,012	9,179	2.88%	1,102,616	3,533	1.30%
Demand deposits	423,145			458,620
Allowance for credit losses - unfunded commitments	596			398
Other liabilities	17,983			13,964
Shareholders' equity	131,980			120,056
Total liabilities and shareholders' equity	$1,857,716			$1,695,654

Cost of deposits, including demand deposits			1.90%			0.58%
Cost of funds, including demand deposits			2.16%			0.92%
Net interest spread			2.02%			2.77%
Net interest income/margin		$12,077	2.78%		$12,357	3.17%
Net interest income/margin (tax equivalent)		$12,117	2.79%		$12,455	3.19%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible book value per common share	2024	2023	2023	2023	2023
Tangible common equity per common share (non-GAAP)	$15.51	$15.23	$14.25	$14.33	$14.26
Effect to adjust for intangible assets	1.99	2.00	2.01	2.02	2.03
Book value per common share (GAAP)	$17.50	$17.23	$16.26	$16.35	$16.29
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	6.32%	6.39%	6.09%	6.31%	6.29%
Effect to adjust for intangible assets	0.75%	0.78%	0.80%	0.82%	0.83%
Common equity to assets (GAAP)	7.07%	7.17%	6.89%	7.13%	7.12%

	Three months ended
	March 31,	December 31,	March 31,
Return on average tangible common equity	2024	2023	2023
Return on average tangible common equity (non-GAAP)	8.95%	11.93%	13.42%
Effect to adjust for intangible assets	(1.04)%	(1.45)%	(1.72)%
Return on average common equity (GAAP)	7.91%	10.48%	11.70%

	Three months ended
	March 31,	December 31,	March 31,
Pre-tax, pre-provision earnings	2024	2023	2023
Pre-tax, pre-provision earnings (non-GAAP)	$3,456	$4,546	$4,496
Effect to adjust for pre-tax, pre-provision earnings	(859)	(1,249)	(1,033)
Net Income (GAAP)	$2,597	$3,297	$3,463

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” and “Pre-tax, pre-provision earnings.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.